EXHIBIT 21
SUBSIDIARIES OF SUPERIOR BANCORP

NAME OF SUBSIDIARY	STATE OF ORGANIZATION
Superior Bank	Federally chartered thrift institution
TBC Realty Holdings Corporation	Alabama
TBC Real Estate Investment Company, Inc.	Alabama
TBNC Financial Management, Inc.	Alabama
SFS, LLC	Alabama
Superior Financial Services	Alabama
1st Community Credit Corporation	Alabama
Community Insurance Corp.	Alabama
Southern Select Insurance, Inc.	Alabama
Morris Avenue Management Group, Inc.	Alabama
TBC Capital Statutory Trust II	Connecticut business trust
TBC Capital Statutory Trust III	Delaware business trust
Community (AL) Capital Trust I	Delaware business trust